EXHIBIT 2.1
Share Exchange Agreement

SHARE EXCHANGE AGREEMENT

by and among

LAS PALMAS MOBILE ESTATES

and

the shareholders of

ADVANCED FIBERGLASS TECHNOLOGIES, INC.

and

ADVANCED FIBERGLASS TECHNOLOGIES, INC.

Dated as of June 26, 2008

4.14	Litigation	11
4.15	Contracts and Other Agreements	11
4.16	Compensation Arrangements; Officers, Directors and Employees	11
4.17	ERISA	11
4.18	Operations	11
4.19	Brokers	12
4.20	Approval of Share Exchange	12
4.21	SEC Reporting Status	13
4.22	Investment Company	13
4.23	OTC Bulletin Board Status	13
4.24	Disclosure	13
ACTIONS PRIOR TO CLOSING		13
5.1	Corporate Examinations and Investigations	13
5.2	Conduct of Business	13
5.3	Preservation of Business	13
5.4	Advice of Changes	14
5.5	OTC Bulletin Board	14
5.6	SEC Reports	14
5.7	Other Agreements	14
CONDITIONS PRECEDENT TO CLOSING		14
6.1	Conditions Precedent to the Obligations of LPME to Complete the Closing	14
6.2	Conditions Precedent to the Obligations of the AFT Shareholders to Complete the Closing	15
POST-CLOSING COVENANTS		16
7.1	Further Information	16
7.2	Record Retention	16
7.3	Post-Closing Assistance	16
7.4	SEC Reporting	17
TERMINATION OF AGREEMENT		17
8.1	Termination	17
8.2	Survival After Termination	17
8.3	Energy Composites Corp.	17
MISCELLANEOUS		17
9.1	Expenses	17
9.2	Further Assurances	17
9.3	Notices	18
9.4	Arbitration	18
9.5	Publicity	18
9.6	Entire Agreement	19
9.7	Waivers and Amendments	19
9.8	Governing Law	19
9.9	Binding Effect, No Assignment	19
9.10	Counterparts	19
9.11	Exhibits and Schedules	19
9.12	Effect of Disclosure on Schedules	19
9.13	Headings	19
9.14	Severability of Provisions	19

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of June 26, 2008, by and among LAS PALMAS MOBILE ESTATES, a Nevada corporation (“LPME”), the JAMIE LEE MANCL, JENNIFER LYNN MANCL and INTEGRITAS, INC. (the “AFT Shareholders”), and ADVANCED FIBERGLASS TECHNOLOGIES, INC., a Wisconsin corporation (“AFT”).

Recitals

It is the intention of the parties hereto that AFT become a wholly-owned subsidiary of LPME through the exchange of all outstanding shares of common stock of AFT (the “AFT Common Stock”) for shares of common stock of LPME (the “LPME Common Stock”) on the following terms:

Agreement

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth, in accordance with the provisions of applicable law, the parties hereby agree as follows:

ARTICLE I
THE SHARE EXCHANGE

1.1
The Share Exchange.  Subject to the terms and conditions of this Agreement, at Closing, the AFT Shareholders shall tender all their respective shares of AFT Common Stock to LPME in exchange for LPME Common Stock (the “Share Exchange”), and AFT shall become a wholly-owned subsidiary of LPME.

1.2	Effective Date. The Share Exchange will become effective at Closing.

1.3	Exchange of AFT Common Stock. All outstanding shares of AFT Common Stock will be exchanged for 28,750,000 shares of LPME Common Stock.

1.4
Exchange of Certificates.  At Closing, or as soon as practicable thereafter, LPME shall deliver to the AFT Shareholders, or to designees of such AFT Shareholders, certificates representing the whole number of shares of LPME Common Stock into which such shares of AFT Common Stock shall have been exchanged as set forth herein, and the AFT Shareholders certificates of AFT Common Stock shall be delivered to LPME.

1.5
Reporting of Share Exchange.  For federal, state, and local income tax return reporting purposes, all parties agree to treat this Agreement and each action contemplated by this Agreement as a nontaxable exchange under Section 368 of the Internal Revenue Code.

1.6
Board of Directors of LPME.  Simultaneously at Closing, the existing officers and directors of LPME shall resign from their positions and five members selected by AFT shall be appointed to fill the vacancies.

ARTICLE II
THE CLOSING

2.1
Time and Place of Closing.  The closing of this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by the parties, take place at the offices of Dill Dill Carr Stonbraker & Hutchings, P.C., at 10:00 a.m., local time, on or prior to July 25, 2008.

2.2
Obligations of the AFT Shareholders at or Prior to the Closing.  At or prior to Closing, and subject to the satisfaction by LPME of its obligations hereunder, the AFT Shareholders shall deliver to LPME the following:

(a)
A copy of the Articles of Incorporation of AFT certified as of a date within thirty days of the Closing by the Secretary of State of the State of Wisconsin and certified by the corporate secretary of AFT as to the absence of any amendments between the date of certification by the Secretary of

State and the Closing;

(b)	A certificate from the Secretary of State of the State of Wisconsin as to the existence and good standing of AFT as of a date within 10 days of the Closing;

(c)
A certificate of the corporate secretary of AFT attaching thereto true and correct copies of the bylaws of AFT and the corporate resolutions duly adopted by the board of directors of AFT authorizing the consummation of the transactions contemplated hereby;

(a)	The certificate of AFT referred to in Section 6.1 hereof;

(b)	The certificates evidencing the shares of AFT Common Stock owned by the AFT Shareholders, duly endorsed for transfer to LPME; and

(c)	Such other documents as are required pursuant to this Agreement or as may reasonably be requested from the AFT Shareholders by LPME or its counsel.

2.3
Obligations of LPME at or Prior to the Closing.  At or prior to Closing, and subject to the satisfaction by the AFT Shareholders of their obligations hereunder, LPME shall deliver to the AFT Shareholders the following:

(a)
A copy of the Articles of Incorporation of LPME certified as of a date within thirty days of the Closing by the Secretary of State of the State of Nevada and certified by the corporate secretary of LPME as to the absence of any amendments between the date of certification by the Secretary of State and the Closing;

(b)	A certificate from the Secretary of State of the State of Nevada as to the existence and good standing of LPME as of a date within 10 days of the Closing;

(c)
A certificate of the corporate secretary of LPME attaching thereto true and correct copies of the bylaws of LPME and the corporate resolutions duly adopted by the board of directors of LPME authorizing the consummation of the transactions contemplated hereby;

(d)	The certificate of LPME referred to in Section 6.2 hereof;

(e)	Certificates evidencing the LPME Common Stock to be issued to the AFT Shareholders pursuant to Article I hereof; and

(f)	Such other documents as are required pursuant to this Agreement or as may reasonably be requested from LPME by the AFT Shareholders or their counsel.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE AFT SHAREHOLDERS

Except as expressly set forth and specifically identified by the section number of this Agreement in the schedule delivered by the AFT Shareholders to LPME contemporaneously with the execution of this Agreement (the “AFT Shareholder Disclosure Schedule”), the AFT Shareholders and AFT represent, warrant, and covenant to LPME as follows:

3.1
Organization and Qualification.  AFT is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and authority to (i) own, lease and operate its properties and assets as they are now owned, leased and operated and (ii) carry on its business as currently conducted and as proposed to be conducted.  AFT is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed could have a Material Effect on AFT.  A “Material Effect” shall mean a material adverse effect in the business, operations, properties, assets, liabilities, prospects, or condition (financial or otherwise) of the company.

3.2
Capitalization.  The issued and outstanding capital stock of AFT consists of 119.79 shares of common stock.  All of the issued and outstanding shares of capital stock of AFT are validly issued, fully paid, and non assessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.3
Subsidiaries and Affiliates.  Except as set forth in Section 3.3 to the AFT Shareholder Disclosure Schedule, AFT does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

3.4
Options or Other Rights.  No options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of AFT, whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

3.5
Ownership of Shares.  The shares of AFT Common Stock are owned of record and beneficially by the AFT Shareholders.  The AFT Shareholders possess full authority and legal right to sell, transfer, and assign the entire legal and beneficial ownership of the shares of AFT Common Stock, free from all liens, claims, and encumbrances of any kind; and there are no outstanding rights or obligations granted by the AFT Shareholders to purchase or acquire any of the shares of AFT Common Stock or any interest in any of the shares of AFT Common Stock.  Upon transfer of the shares of AFT Common Stock to LPME at the Closing, LPME will receive the entire legal and beneficial interest in the shares of AFT Common Stock, free and clear of all liens, claims, and encumbrances and subject to no legal or equitable restrictions of any kind.

3.6
Validity and Execution of Agreement.  Each of the AFT Shareholders and AFT has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to carry out the transactions contemplated herein.  This Agreement has been duly executed and delivered by each of the AFT Shareholders and AFT and constitutes the valid and binding obligation of each of the AFT Shareholders and AFT, enforceable in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to: (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors; and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3.7	No Conflict. None of the execution, delivery, or performance of this Agreement does or will:

(a)
result in any violation or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or bylaws of AFT or any term or provision of any judgment, decree, order, statute, injunction, rule, or regulation applicable to AFT or any AFT Shareholder, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement, or other instrument or obligation to which AFT or any AFT Shareholder is bound;

(b)
result in the creation of any material option, pledge, security interest, lien, charge, encumbrance, or restriction, whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws (hereinafter an “Encumbrance”) upon any of the properties or assets of AFT or any AFT Shareholder pursuant to any such term or provision; or

(c)
constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any material contract, agreement, arrangement, commitment, or plan to which AFT or any AFT Shareholder is a party, or by which AFT or any AFT Shareholder or any of their respective properties or assets may be subject or bound.

3.8
Consents and Approvals.  No federal, state, or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by AFT or any AFT Shareholder in connection with this Agreement or any action contemplated by this Agreement.

3.9	Violation of Laws, Permits, etc.

(a)
AFT is not in violation of any term or provision of its Articles of Incorporation or bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulation that is applicable to it and where the failure to comply with which would have a Material Effect.

(b)
AFT has maintained in full force and effect all certificates, licenses, and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

3.10
Books and Records.  The books and records of AFT (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The minute books of AFT are complete and current in all material respects and, as applicable, accurately reflect all actions taken by the shareholders and the board of directors of AFT since the date of inception of AFT, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.11	AFT Financial Statements.

(a)
The audited balance sheets of AFT as of December 31, 2007 and 2006, and the related audited statements of income, statements of cash flow and statements of shareholders equity for the years then ended, true and complete copies of which have been delivered to LPME, present fairly, in all material respects, the financial position of AFT as at such dates and the results of operations of AFT for the years then ended, in accordance with generally accepted accounting principles (“GAAP”) consistently applied for the periods covered thereby.

(b)
The unaudited balance sheet of AFT as of March 31, 2008 and the related statements of income, statements of cash flow and statements of shareholders equity for the three-month period then ended, true and complete copies of which have been delivered to LPME, present fairly, in all material respects, the financial position of AFT as of such date and the results of operations of AFT for the period then ended, in each case in accordance with GAAP consistently applied for the three-month period covered thereby.

(c)	The financial statements referred to in paragraphs (a) and (b) above are hereinafter referred to as the AFT Financial Statements.

3.12
Undisclosed Liabilities.  AFT does not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or un-liquidated, secured or unsecured, accrued, absolute, contingent or otherwise (all of the foregoing being collectively referred to as “Liabilities” and individually as a “Liability”), of a kind required by GAAP to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the AFT Financial Statements.  AFT does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (i) Liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the AFT Financial Statements that are consistent with past practice and are included in the latest AFT Financial Statements, (ii) Liabilities that are fully reflected on or reserved against on the latest balance sheet included in the AFT Financial Statements, or (iii) as specifically disclosed in the AFT Financial Statements.

3.13
Title to Property; Encumbrances.  AFT has good and indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the AFT Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

3.14	Taxes.

(a)
AFT has duly and timely filed all returns, reports, information returns, or other documents (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on AFT) or the administration of any laws, regulations or administrative requirements relating to any Tax, report and declaration of estimated tax, or estimated tax deposit form (hereinafter “Tax Returns”);

(b)
AFT has paid all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes including any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability (“Tax” or “Taxes”) which have become due whether pursuant to Tax Returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due.

(c)
AFT has duly withheld and collected all Taxes which AFT is required by law to withhold or to collect, and has paid such Taxes to the proper court, tribunal, arbitrator or government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision (hereinafter “Governmental or Regulatory Body”).

(d)
There are no tax liens upon any of the assets or properties of AFT except for any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any member or similar agreement, encumbrance or any other restriction or limitation whatsoever, other than (i) materialmen’s, mechanics’, repairmen’s or other like liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any material danger of sale, forfeiture or loss of any part of the assets and shall have been disclosed to LPME hereunder, or (ii) any lien arising as a result of any act or omission of LPME  (hereinafter “Liens”) for Taxes not yet due.

(e)
AFT is not a party to any express tax settlement agreement, arrangement, policy or guideline, formal or informal (a “Settlement Agreement”), and AFT does not have any obligation to make payments under any Settlement Agreement.

3.15	Litigation.

(a)
There is no action, proceeding, investigation, or inquiry pending or, to the best of the knowledge of AFT or the AFT Shareholders, threatened (i) against or affecting any of AFT’s assets or business that, if determined adversely to AFT, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement.

(b)
Neither the AFT Shareholders nor AFT has any knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events that should reasonably cause AFT or the AFT Shareholders to determine that there exists any basis for any material claim against AFT for any of the matters described in paragraph (a) above.

3.16
Contracts and Other Agreements.  Section 3.16 to the AFT Shareholder Disclosure Schedule contains a complete and correct list as of the date hereof of all material agreements, contracts, and commitments (and all amendments thereto), written or oral, to which AFT is a party or by which any of its properties is bound.

AFT has made available to LPME complete and correct copies of all material written agreements, contracts, and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements.  Such agreements, contracts, and commitments are in full force and effect, and, to the best of AFT’s knowledge, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them thereunder in all material respects and are not in default thereunder in any material respect.

3.17
Accounts Receivable and Accounts Payable.  All accounts receivable reflected on the balance sheet of AFT included in the AFT Financial Statements, and all accounts receivable arising subsequent to March 31, 2008, (i) have arisen from bona fide sales transactions in the ordinary course of business on ordinary trade terms and (ii) have been collected or are collectible in the ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms without valid set-off or counterclaim.  AFT has made payments on accounts payable and other current obligations arising subsequent to March 31, 2008, in accordance with past practice of the business of AFT.

3.18
Compensation Arrangements; Officers and Directors.  Section 3.18 to the AFT Shareholder Disclosure Schedule sets forth the names and titles of all present officers and directors of AFT and current annual salary, including any promised, expected or customary bonus or such other amount.  AFT has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any person listed in Section 3.18 to the AFT Shareholder Disclosure Schedule.  To the knowledge of AFT, none of such persons has made a threat to AFT to terminate such person’s relationship with AFT.

3.19
ERISA.  Except as set forth in Section 3.19 to the AFT Shareholder Disclosure Schedule, there are no employee benefit plans as defined in ERISA (“Plans”) maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of AFT, or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by AFT, and no such Plan is or has ever been subject to ERISA.

3.20
Operations.  Except as expressly authorized by this Agreement, and except as set forth in Section 3.20 to the AFT Shareholder Disclosure Schedule, since the date of the latest AFT Financial Statements, AFT has not:

(a)	amended its Articles of Incorporation or bylaws or merged with or into or consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of AFT;

(b)	issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

(c)
entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalencies thereunder;

(d)
issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection with trade payables, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

(e)
declared, set aside or paid any dividends or declared or made any other distributions of any kind to the shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

(f)	knowingly waived any right of material value to the business of AFT;

(g)	made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncollectable of accounts receivable;

(h)
made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course consistent with past practice;

(i)
entered into any transactions with any of its affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

(j)
made any payment or commitment to pay any severance or termination pay to any person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such persons or their officers, directors, employees in the ordinary course of business;

(k)
except in the ordinary course of business, (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties, (iii) granted or suffered any Lien on any of its assets or properties other than sales of inventory, or (iv) entered into or amended any material contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any person or to refrain from competing with any person;

(l)	except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

(m)	except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

(n)
except in the ordinary course of business, paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise, except to obtain the benefit of discounts available for early payment;

(o)
except in the ordinary course of business, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $5,000 individually or in the aggregate;

(p)	except in the ordinary course of business, made any capital expenditures or commitments for capital expenditures in aggregate amount exceeding $5,000; or

(q)	except in the ordinary course of business, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to Section 3.16.

3.21
Intangible Property and Intellectual Property.  AFT possesses all of the necessary licenses, trademarks, trade names, and domain names (hereinafter “Intellectual Property Rights”) necessary to conduct its business in the manner that is currently being conducted and anticipates conducting in the future.  All of such Intellectual Property Rights are held in the name of AFT.  None of the Intangible Property of AFT infringes upon the rights of any other person in any material respect or, to the knowledge of AFT, is so infringed upon by any other person or its property.  AFT has not received any notice of any claim of any other person relating to any of the Intangible Property or any process or confidential information of AFT and does not know of any basis for any such charge or claim.  Except for the Intangible Property, no other material intellectual property or intangible property rights are required for AFT to conduct the business of AFT in the ordinary course consistent with past practice.  Except as separately identified in Section 3.21 of the AFT Shareholder Disclosure Schedule, no approval or consent of any person is needed so that the interest of AFT in the Intangible Property shall continue to be in full force and effect and enforceable by AFT following the transactions contemplated by this Agreement.

3.22
Employee Relations.  Except as set forth in Section 3.22 of the AFT Shareholder Disclosure, AFT is not a party to any agreement with any labor organization, collective bargaining or similar agreement with respect to its employees.  There are no material complaints, grievances or arbitrations, employment-related litigation, administrative proceedings or controversies either pending or, to the knowledge of AFT, threatened, involving any employee, applicant for employment, or former employee of AFT against AFT.  During the past five years, AFT has not suffered or sustained any labor dispute resulting in any work stoppage and no such work stoppage is, to the knowledge of AFT, threatened.  To the knowledge of AFT, there are no attempts presently being made to organize any employees employed by AFT.

3.23
Insurance.  AFT has adequate policies of insurance for its operations.  AFT is not in default with respect to any material provision contained in any policy or binder of insurance and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion.  There are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability.  AFT has not received any notice of cancellation or non-renewal of any such policy or binder.  AFT has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any existing insurance coverage will not be available in the future on substantially the same terms as now in effect.

3.24
Licenses and Permits.  Except as set forth in Section 3.24 of the AFT Shareholder Disclosure Schedule, no material government permits, licenses, domain name and other registrations, and other consents and authorizations (federal, state, local and foreign) of any Governmental or Regulatory Body (collectively, “Permits”) are required to be obtained by AFT in connection with its properties or the business of AFT.  AFT has not received any notice of any claim of revocation of any such Permit and has no knowledge of any event which would be likely to give rise to such a claim.

3.25
Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by AFT and the AFT Shareholders directly with LPME without the intervention of any other person on behalf of AFT or the AFT Shareholders in such manner as to give rise to any valid claim by any person against AFT, the AFT Shareholders or LPME for a finder’s fee, brokerage commission or similar payment.

3.26
Acquisition of LPME Shares.  Each AFT Shareholder acknowledges that the LPME Common Stock are restricted securities under the Securities Act of 1933 (the “Securities Act”) and represents that such AFT Shareholder (i) is acquiring the LPME Common Stock for his own account without a view to distribution within the meaning of the Securities Act; (ii) has received from LPME its filings with the Securities and Exchange Commission (the “SEC”) and all other information that he has deemed necessary to make an informed investment decision with respect to an investment in LPME in general and the LPME Common Stock in particular; (iii) is financially able to bear the economic risks of an investment in LPME; and (iv) has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to the LPME Common Stock so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the LPME Common Stock.  Each AFT Shareholder understands and agrees that the certificates evidencing the LPME Common Stock shall bear the usual restrictive legend pertaining to Rule 144 under the Securities Act and that the LPME Common Stock will not be transferable except in accordance with applicable rules and regulations of the SEC.

3.27
Disclosure.  To the knowledge of the AFT and the AFT Shareholders, neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LPME

Except as expressly set forth and specifically identified by the section number of this Agreement in the schedule delivered by LPME to AFT and the AFT Shareholders  contemporaneously with the execution of this Agreement (the “LPME Disclosure Schedule”), LPME  represents, warrants, and covenants to AFT and the AFT Shareholders as follows:

4.1
Organization and Qualification.  LPME is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as currently conducted and as proposed to be conducted.  LPME is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed could have a Material Effect.

4.2
Capitalization.  The capital stock of LPME consists of 100,000,000 authorized and 33,000,000 issued and outstanding shares of common stock, $0.001 par value per share.  All of the issued and outstanding shares of capital stock of LPME are validly issued, fully paid, and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.  When issued at Closing, the LPME Common Stock shall be validly issued, fully paid, and nonassessable.

4.3
Subsidiaries and Affiliates.  Except as set forth in Section 4.3 to the LPME Disclosure Schedule, LPME does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

4.4
Options or Other Rights.  No options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of LPME whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

4.5
Validity and Execution of Agreement.  The execution and performance of this Agreement have been duly and validly authorized by the board of directors of LPME and no other corporate action by LPME is necessary to authorize the execution, delivery, and performance of this Agreement, except for the increase in authorized capital stock and change of the corporate name described in Section 6.2 hereof.  LPME has the corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated herein.  This Agreement has been duly and validly executed on behalf of LPME and is a valid and binding obligation of LPME, enforceable in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to: (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors; and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.6	No Conflict. None of the execution, delivery, or performance of this Agreement does or will:

(a)
result in any violation or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or bylaws of LPME or any term or provision of any judgment, decree, order, statute, injunction, rule, or regulation applicable to LPME, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement, or other instrument or obligation to which LPME is bound;

(b)	result in the creation of any Encumbrance upon any of the properties or assets of LPME pursuant to any such term or provision; or

(c)
constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any material contract, agreement, arrangement, commitment, or plan to which LPME is a party, or by which

LPME or any of its properties or assets may be subject or bound.

4.7
Consents and Approvals.  No federal, state, or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by LPME in connection with this Agreement or any action contemplated by this Agreement.

4.8	Violation of Laws, Permits, etc.

(a)
LPME is not in violation of any term or provision of its Articles of Incorporation or bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulation that is applicable to it and where the failure to comply with which would have a Material Effect.

(b)
LPME has maintained in full force and effect all certificates, licenses, and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

4.9
Books and Records.  The books and records of LPME (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The minute books of LPME are complete and current in all material respects and, as applicable, accurately reflect all actions taken by the shareholders and the board of directors of LPME since the date of inception of LPME, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

4.10	LPME Financial Statements.

(a)
The audited balance sheets of LPME as of December 31, 2007 and 2006, and the related audited statements of income, statements of cash flow and statements of shareholders equity for the years then ended, true and complete copies of which have been delivered to the AFT Shareholders, present fairly, in all material respects, the financial position of LPME as at such dates and the results of operations of LPME for the year then ended, in accordance with GAAP consistently applied for the periods covered thereby.

(b)
The unaudited balance sheet of LPME as of March 31, 2008 and the related statements of income, statements of cash flow and statements of shareholders equity for the period then ended, true and complete copies of which have been delivered to the AFT Shareholders, present fairly, in all material respects, the financial position of LPME as of such date and the results of operations of LPME for the period then ended, in each case in accordance with GAAP consistently applied for the three-month period covered thereby.

(c)	The financial statements referred to in paragraphs (a) and (b) above are hereinafter referred to as the LPME Financial Statements.

4.11
Undisclosed Liabilities.  LPME does not have any Liabilities of a kind required by GAAP to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the LPME Financial Statements.  LPME does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (i) Liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the LPME Financial Statements that are consistent with past practice and are included in the latest LPME Financial Statements, (ii) Liabilities that are fully reflected on or reserved against on the latest balance sheet included in the LPME Financial Statements, or (iii) as specifically disclosed in the LPME Financial Statements.

4.12
Title to Property; Encumbrances.  LPME has good and indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the LPME Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

4.13	Taxes.

(a)	LPME has duly and timely filed all Tax Returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed.

(b)	LPME has paid all Taxes which have become due whether pursuant to Tax Returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due.

(c)	LPME has duly withheld and collected all Taxes which LPME is required by law to withhold or to collect, and has paid such Taxes to the proper Governmental or Regulatory Body.

(d)	There are no tax liens upon any of the assets or properties of LPME except for Liens for Taxes not yet due.

(e)	LPME is not a party to any Settlement Agreement, and LPME does not have any obligation to make payments under any Settlement Agreement.

4.14	Litigation.

(a)
There is no action, proceeding, investigation, or inquiry pending or, to the best of LPME’s knowledge, threatened (i) against or affecting any of LPME’s assets or business that, if determined adversely to LPME, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement.

(b)
LPME has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events; that should reasonably cause LPME to determine that there exists any basis for any material claim against LPME for any of the matters described in paragraph (a) above.

4.15
Contracts and Other Agreements.  Section 4.15 to the LPME Disclosure Schedule contains a complete and correct list as of the date hereof of all material agreements, contracts, and commitments (and all amendments thereto), written or oral, to which LPME is a party or by which any of its properties is bound.  LPME has made available to the AFT Shareholders complete and correct copies of all material written agreements, contracts, and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements.  Such agreements, contracts, and commitments are in full force and effect, and, to the best of LPME’s knowledge, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them thereunder in all material respects and are not in default thereunder in any material respect.

4.16
Compensation Arrangements; Officers, Directors and Employees.  LPME does not pay any compensation to any of its officers and directors and has no employees.  LPME has not made a commitment or agreement (verbally or in writing) to pay any compensation to such persons.

4.17
ERISA.  There are no Plans maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of LPME or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by LPME and no such Plan is or has ever been subject to ERISA.

4.18	Operations. Since the date of the latest LPME Financial Statements, LPME has not:

(a)	amended its Articles of Incorporation or bylaws or merged with or into or consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of LPME;

(b)	issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

(c)
entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalencies thereunder;

(d)
issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection with trade payables, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

(e)
declared, set aside or paid any dividends or declared or made any other distributions of any kind to the shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

(f)	knowingly waived any right of material value to the business of LPME;

(g)
made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncorrectable of accounts receivable;

(h)
made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course consistent with past practice;

(i)
entered into any transactions with any of its affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

(j)
made any payment or commitment to pay any severance or termination pay to any person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such persons or their officers, directors, employees in the ordinary course of business;

(k)
except in the ordinary course of business, (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties, (iii) granted or suffered any Lien on any of its assets or properties other than sales of inventory, or (iv) entered into or amended any material contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any person or to refrain from competing with any person;

(l)	except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

(m)	except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

(n)
except in the ordinary course of business, paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise, except to obtain the benefit of discounts available for early payment;

(o)	except in the ordinary course of business, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $5,000 individually or in the aggregate;

(p)	except in the ordinary course of business, made any capital expenditures or commitments for capital expenditures in aggregate amount exceeding $5,000; or

(q)	except in the ordinary course of business, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to Section 4.15.

4.19
Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by AFT and the AFT Shareholders directly with LPME without the intervention of any other person on behalf of AFT and the AFT Shareholders in such manner as to give rise to any valid claim by any person against AFT, the AFT Shareholders or LPME for a finder’s fee, brokerage commission or similar payment.

4.20	Approval of Share Exchange. The board of directors of LPME has approved this Agreement and each action contemplated by this Agreement without reservation or qualification.

4.21
SEC Reporting Status.  LPME filed a registration statement under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on January 11, 2007.  Since that time, LPME has filed all reports required to be filed pursuant to Section 13 of the Exchange Act with the SEC.  It has not filed a certification on Form 15 under the Exchange Act.

4.22	Investment Company. LPME is not an investment company within the meaning of Section 3 of the Investment Company Act.

4.23	OTC Bulletin Board Status. The LPME Common Stock is approved for listing on the OTC Bulletin Board under the symbol “LPME.”

4.24
Disclosure.  To the knowledge of LPME, neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V
ACTIONS PRIOR TO CLOSING

5.1
Corporate Examinations and Investigations.  At or prior to the Closing Date, LPME shall be entitled to make such investigation of the assets, properties, business and operations of AFT and such examination of the books, records, Tax Returns, financial condition and operations of AFT as LPME may wish.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and AFT shall cooperate fully therein.  In order that LPME may have full opportunity to make such a business, accounting and legal review, examination or investigation as it may wish of the business and affairs of AFT, AFT shall furnish to LPME during such period all such information and copies of such documents concerning the affairs of AFT as LPME may reasonably request and cause AFT’s officers, employees, consultants, agents, accountants and attorneys to cooperate fully with LPME of all material facts affecting the financial condition and business operations of AFT.  Until the Closing and, if the Closing shall not occur, thereafter, LPME and its affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, LPME and its affiliates shall not disclose, nor use for their own benefit, any information or documents obtained from AFT concerning its assets, properties, business and operations, unless (i) readily ascertainable from public or published information, or trade sources, (ii) received from a third party not under an obligation to AFT to keep such information confidential, or (iii) required by any Law or order of a court of competent jurisdiction.  If this transaction does not close for any reason, LPME and its affiliates shall return or destroy all such confidential information and compilations thereof as is practicable, and shall certify such destruction or return to AFT.

5.2
Conduct of Business.  From the date hereof through the Closing Date, (i) the AFT Shareholders shall cause the business of AFT to be conducted in the ordinary course in the same manner as it has been conducted since its inception; and (ii) LPME shall conduct its business in the ordinary course in the same manner as it has been conducted since its inception.  LPME and the AFT Shareholders covenant that, except with the prior written consent of AFT or LPME, as the case may be, which consent shall not be unreasonably withheld, AFT and LPME will not:

(a)	Do any of the restricted acts set forth in Section 3.20 for AFT or Section 4.18 for LPME, or enter into any agreement of a nature set forth in Section 3.16 for AFT or Section 4.15 for LPME; or

(b)	Enter into any transaction other than in the ordinary course of business.

5.3
Preservation of Business.  From the date hereof through the Closing Date, the AFT Shareholders shall cause AFT to use commercially reasonable efforts to (i) preserve intact the business, assets, properties and organizations of AFT, (ii) keep available the services of the present officers, consultants and agents of AFT; and (iii) maintain the present suppliers and customers and preserve the goodwill of AFT.

5.4
Advice of Changes.  The AFT Shareholders will promptly advise LPME in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to them that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the AFT Shareholder Disclosure Schedule or would have resulted in any representation of the AFT Shareholders in this Agreement being untrue in any material respect.  LPME will promptly advise the AFT Shareholders in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the LPME Disclosure Schedule or would have resulted in any representation of LPME in this Agreement being untrue.

5.5	OTC Bulletin Board. LPME will use its best efforts to maintain the listing on the OTC Bulletin Board of the LPME Common Stock.

5.6	SEC Reports. LPME shall file with the SEC all reports that are required to be filed by the Exchange Act and the rules and regulations promulgated thereunder.

5.7
Other Agreements.  The AFT Shareholders and LPME agree to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental or Regulatory Bodies and any other persons required to be obtained by them for the consummation of the closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING

6.1
Conditions Precedent to the Obligations of LPME to Complete the Closing.  The obligations of LPME to enter into and complete the Closing are subject to the fulfillment of the following conditions, any one or more of which may be waived by LPME:

(a)
(i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by the AFT Shareholders at or before the Closing shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of the AFT Shareholders set forth in Article III shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing, and (iii) LPME shall have received a certificate to such effect from the AFT Shareholders.

(b)
All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental or Regulatory Bodies required to be obtained by AFT or the AFT Shareholders in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to AFT or the AFT Shareholders and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and LPME shall have received a certificate from the AFT Shareholders to such effect.

(c)
All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions, and procedures in connection therewith, shall have been approved in form and substance by counsel for LPME, which approval shall not be unreasonably withheld.

(d)	The AFT Shareholders shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by LPME or its counsel.

(e)	AFT shall not have suffered any Material Effect.

(f)	No material information or data provided or made available to LPME by or on behalf of AFT shall be incorrect in any material respect.

(g)
No investigation and no suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against AFT or any of its affiliates, associates, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to AFT.

(h)	AFT shall have obtained an irrevocable option to acquire the real estate owned by M&W Fiberglass, LLC at a purchase price based on an arm’s-length appraisal.

(i)	AFT shall have been removed as a guarantor on financing for Fiberglass Piping & Fitting Company (“FPF”).

(j)	AFT shall have made satisfactory arrangements to purchase fiberglass pipe fittings from FPF at FPF’s cost.

6.2
Conditions Precedent to the Obligations of the AFT Shareholders to Complete the Closing.  The obligations of the AFT Shareholders to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the AFT Shareholders:

(a)
(i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by LPME at or before the Closing shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of LPME set for in Article IV shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing, and (iii) the AFT Shareholders shall have received a certificate to such effect from LPME.

(b)
All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental or Regulatory Bodies required to be obtained by LPME in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to LPME and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and the AFT Shareholders shall have received a certificate from LPME to such effect.

(c)
All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions, and procedures in connection therewith, shall have been approved in form and substance by counsel for the AFT Shareholders, which approval shall not be unreasonably withheld.

(d)	LPME shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by the AFT Shareholders or their counsel.

(e)	LPME shall not have suffered any Material Effect.

(f)	No material information or data provided or made available to the AFT Shareholders by or on behalf of LPME shall be incorrect in any material respect.

(g)
No investigation and no suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against LPME or any of its affiliates, associates, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to LPME.

(h)	The LPME Common Stock shall continue to be listed on the OTC Bulletin Board.

(i)
At Closing, all but one member of LPME’s Board of Directors shall resign, whereupon five persons designated by the AFT Shareholders shall be appointed by the remaining director of LPME to fill the vacancies.  The remaining director of LPME shall then resign.  In order to effect such change in the composition of LPME’s Board of Directors, LPME, at or prior to Closing shall have complied with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder; provided, that LPME’s obligation to effect such compliance shall be contingent upon the AFT Shareholders’ furnishing to LPME such information with respect to their nominees to LPME’s Board of  Directors as is required by the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder for compliance with Section 14(f) thereof.

(k)	LPME shall have cancelled 21,750,000 shares of LPME Common Stock.

(l)
LPME shall have obtained shareholder approval, and filed Articles of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada, to increase its authorized capital to 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

(m)	LPME shall have merged with its wholly-owned subsidiary, Energy Composites Corp., a Nevada corporation, and changed its name to Energy Composites Corporation.

(n)	LPME shall have obtained shareholder approval of a stock option plan satisfactory to AFT.

ARTICLE VII
POST-CLOSING COVENANTS

The parties covenant to take the following actions after the Closing Date:

7.1
Further Information.  Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of AFT or LPME, as the case may be, relating to the business of AFT or LPME in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its affiliates and

(b) for any other reasonable business purpose.

7.2
Record Retention.  Each party agrees that for a period of not less than five years following the Closing Date, such party shall not destroy or otherwise dispose of any of the Books and Records of AFT or LPME relating to the business of AFT or LPME in his or its possession with respect to periods prior to the Closing Date.  Each party shall have the right to destroy all or part of such Books and Records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto 30 days prior written notice of such intended disposition and by offering to deliver to the other party or parties, at the other party’s or parties’ expense, custody of such Books and Records as such party may intend to destroy.

7.3
Post-Closing Assistance.  The AFT Shareholders on the one hand, and LPME, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination.  The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance.  Any information obtained pursuant to this Section 7.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

7.4
SEC Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the LPME Common Stock to the public without registration, from and after the Closing, and for so long as LPME continues to be an SEC registered issuer, the new management of LPME will:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times; and

(b)	file with the SEC in a timely manner all reports and other documents required of LPME under the Exchange Act.

ARTICLE VIII
TERMINATION OF AGREEMENT

8.1	Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)           by mutual written consent of LPME and the AFT Shareholders;

(b)
by LPME on the one hand, or by all of the AFT Shareholders, on the other hand, by written notice to the other party hereto, if the Closing shall not have occurred on or prior to the close of business on June 30, 2008 (unless such event has been caused by a breach of this Agreement by the party seeking such termination);

(c)
by LPME or by all of the AFT Shareholders if a Governmental or Regulatory Body has permanently enjoined or prohibited consummation of this Agreement or any action contemplated by this Agreement and such court or government action is final and nonappealable;

(d)
by LPME if the AFT Shareholders have failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination; or

(e)
by the AFT Shareholders if LPME has failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination.

8.2
Survival After Termination.  If this Agreement is terminated pursuant to Section 8.1, (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.1 relating to the obligation to keep confidential certain information and (b) there shall be no liability on the part of AFT or LPME or their respective affiliates.

8.3
Energy Composites Corp.  If this Agreement is terminated, LPME shall transfer ownership of Energy Composites Corp. to AFT in consideration for the reimbursement of its expenses relating to Energy Composites Corp.

ARTICLE IX
MISCELLANEOUS

9.1	Expenses. Each party shall be solely responsible for its own legal and accounting fees in connection with this Agreement.

9.2
Further Assurances.  At any time and from time to time after the Closing Date at the request of LPME, and without further consideration, the AFT Shareholders will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as LPME may reasonably deem necessary or desirable in order to transfer, convey and assign the AFT Common Stock to LPME and to assist LPME in exercising all rights with respect thereto.  The parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any document or other papers, the execution and delivery of which are conditions precedent to the Closing.

9.3
Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified or express mail, postage prepaid.  Any such notice shall be deemed to have been given (i) when received, if delivered in person, sent by facsimile transmission and confirmed in writing within three (3) business days thereafter or sent by prepaid air courier or (ii) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 9.3):

If to the AFT Shareholders:	with a copy to:
Advanced Fiberglass Technologies, Inc.	Dill Dill Carr Stonbraker & Hutchings, P.C.
4400 Commerce Drive	Attention: Fay M. Matsukage, Esq.
Wisconsin Rapids, Wisconsin 54494	455 Sherman Street, Suite 300
Fax: (715) 421-2048	Denver, Colorado 80203
Fax: (303) 777-3823

If to LPME:	with a copy to:
Las Palmas Mobile Estates	Ronald J. Stauber, Esq.
44489 Town Center Way, #D-234	1880 Century Park East, Suite 300
Palm Desert, California 92260-2789	Los Angeles, California 90067
Fax: _____________________________	Fax: _____________________________

9.4
Arbitration.  Any dispute, controversy, or claim arising out of, relating to, or in connection with, this Agreement or the agreements or transactions contemplated by this Agreement shall be finally settled by binding arbitration.  The arbitration shall be conducted and the arbitrator chosen in accordance with the rule of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of LPME and the AFT Shareholders.  In connection with any such arbitration, each party shall be afforded the opportunity to conduct discovery in accordance with the Federal Rules of Civil Procedure.

(a)	The seat of the arbitration shall be in Wood County, Wisconsin, and will follow the format known as “Baseball Arbitration”. Each of the AFT Shareholders and LPME hereby irrevocably submits to the jurisdiction of the arbitrator in Wood County, Wisconsin, and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient format, or that such venue is improper.

(b)
The arbitral award shall be in writing and shall be final and binding on each of the parties to this Agreement.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.  Each of the AFT Shareholders and LPME acknowledges and agrees that by agreeing to these arbitration provisions each of the parties hereto is waiving any right that such party may have to a jury trial with respect to the resolution of any dispute under this Agreement or the agreements or transactions contemplated hereby.

9.5
Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by LPME and the AFT Shareholders except as may be required by applicable law.

9.6
Entire Agreement.  This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

9.7
Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof

9.8	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.

9.9
Binding Effect, No Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.

9.10
Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

9.11
Exhibits and Schedules.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

9.12
Effect of Disclosure on Schedules.  Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (i) the specific representation and warranty to which such Schedule is expressly referenced, (ii) any specific representation and warranty which expressly cross-references such Schedule and (iii) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

9.13	Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

9.14
Severability of Provisions.  If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LPME:	AFT:

Las Palmas Mobile Estates	Advanced Fiberglass Technologies, Inc.

By: /s/ Diana L. Hassan	By: /s/ Samuel Fairchild
Name: Diana L. Hassan	Name: Samuel Fairchild
Title: President	Title: Chief Executive Officer

AFT SHAREHOLDERS:

Jamie Lee Mancl	Jennifer Lynn Mancl

/s/ Jamie Lee Mancl	/s/ Jennifer Lynn Mancl

Integritas, Inc.

/s/ Phil Flynn
By: Phil Flynn
Its: President